EXHIBIT 99.1
CONTACT:
Steve Martens, VP Investor Relations
Molex Incorporated
630-527-4344
For Immediate Release
MOLEX REPORTS FOURTH QUARTER AND FULL YEAR RESULTS
RECORD REVENUE AND EPS FOR FULL YEAR
RECORD REVENUE FOR FOURTH QUARTER
Lisle, Ill., USA — August 3, 2011 — Molex Incorporated (NASDAQ: MOLX and MOLXA), a global electronic components company, today reported results for its fourth quarter and its full fiscal year ended June 30, 2011.
Full Year Results

	Twelve Months Ended
	Jun. 30,	Jun. 30,
USD millions, except per share data	2011	2010
Net revenue	$3,587.3	$3,007.2
Net income	298.8	76.9
Earnings per share	1.70	0.44
Revenue for the full fiscal year ended June 30, 2011 was $3.6 billion, an increase of 19.3% compared with the prior fiscal year. Revenue in local currencies increased 16.5%. Net income for the full fiscal year ended June 30, 2011 was $298.8 million or $1.70 per share, compared with net income of $76.9 million or $0.44 per share in the prior fiscal year. Prior year net income included a pretax restructuring charge of $117.1 million ($92.8 million after-tax or $0.53 per share), and a tax adjustment related to stock compensation of $4.8 million or $0.03 per share. These periods also include costs related to unauthorized activities in Japan as outlined below in our update on this matter. The effective tax rate for the fiscal year ended June 30, 2011 was 30.5%.

“Looking back, we are very pleased with our performance both for the current quarter and for the full year. We set annual records for revenue and profitability in a very difficult operating environment. Surging commodity costs, rapid increases in customer requirements and the natural disaster in Japan presented significant obstacles which we were able to overcome,” commented Martin P. Slark, Molex’s Chief Executive Officer. “As a result, we were able to increase our dividend twice during the fiscal year.”
“Looking forward, the long term factors driving our business — increased mobility for consumer electronics, renewed enterprise spending, and a growing middle class in emerging economies — remain intact providing ample opportunities for growth. And, we have the right structure and people in place to take advantage of these opportunities and further grow both revenue and profit.”
Fourth Quarter Results

	Three Months Ended
	Jun. 30,	Mar. 31,	Jun. 30,
USD millions, except per share data	2011	2011	2010
Net revenue	$913.7	$874.5	$847.3
Net income	77.3	68.1	39.8
Earnings per share	0.44	0.39	0.23
Revenue for the June 2011 quarter of $913.7 million increased 7.8% from the June 2010 quarter and 4.5% from the March 2011 quarter. Revenue in local currencies increased 2.5% compared with the prior year quarter and 2.9% compared with the March 2011 quarter. Orders for the quarter were $906 million, a slight decrease from the prior year quarter and an increase of 2.9% from the March 2011 quarter.
Net income for the June 2011 quarter was $77.3 million or $0.44 per share, compared with net income of $39.8 million, or $0.23 per share, for the June 2010 quarter and $68.1 million, or $0.39 per share, for the March 2011 quarter. All periods include costs related to unauthorized activities in Japan as outlined below in our update on this matter. The June 2010 quarter also included pretax restructuring costs of $26.5 million ($24.7 million after-tax or $0.14 per share).
Other financial highlights for the quarter ended June 30, 2011:
•	Gross profit margin was 30.8% in the June 2011 quarter, compared with 29.9% in the June 2010 quarter and 29.8% in the March 2011 quarter.

•	SG&A expense was $167.9 million, or 18.4% of revenue compared with 18.7% in the June 2010 quarter and 18.2% in the March 2011 quarter.

•	The effective tax rate was 29.1%.

•	Capital expenditures were $65.3 million or 7.2% of revenue.

•	Depreciation and amortization was $60.5 million or 6.6% of revenue.

•	Backlog was $418.5 million, a decrease of $6.9 million or 1.6% from the March 2011 quarter.

•	The book-to-bill ratio was 0.99 to 1 for the June 2011 quarter.

•	Inventory days outstanding was 84 days, a decrease of 3 days from the March quarter.

Molex Japan Litigation
As previously disclosed, in April 2010 Molex learned that an individual had entered into unauthorized trading and obtained unauthorized loans in Molex Japan’s name. On August 31, 2010, the bank which holds the unauthorized loans filed a complaint in Tokyo District Court requesting payment from Molex Japan. Molex Japan is contesting the enforceability of the outstanding unauthorized loans and any attempt by the lender to obtain payment.
Net income for the June 2011, March 2011 and June 2010 quarters was impacted by costs related to the unauthorized activities in Japan of $3.4 million ($2.1 million after-tax or $0.01 per share), $2.9 million ($1.8 million after-tax or $0.01 per share), and $4.8 million ($3.0 million after-tax or $0.02 per share), respectively.
Net income for the full fiscal years ended June 30, 2011 and June 30, 2010 included costs related to this matter of $14.5 million ($9.2 million after-tax or $0.05 per share) and $26.9 million ($17.1 million after-tax or $0.10 per share), respectively.
Outlook
Assuming constant foreign currency rates and commodity prices, the Company estimates revenue in a range of $880 to $920 million for the September 2011 quarter. At this level of revenue, the Company expects earnings per share in a range of $0.39 to $0.45 assuming an effective tax rate of 30%.
Earnings Conference Call Information
A conference call will be held on Wednesday, August 3, 2011 at 7:30 am central time. Please dial (888) 713-4216 to participate in the call. International callers should dial (617) 213-4868. Please dial in at least five minutes prior to the start of the call and refer to participant pass code 67985835. Internet users will be able to access the webcast, including slide materials, live and in replay in the “Investors” section of the Company’s website at www.molex.com. A 48-hour telephone replay will be available at approximately 10:30am central time at (888) 286-8010 or (617) 801-6888 / pass code 20610238.
Other Investor Events
Aug 18, 2011 — WJB Capital Group’s Midwest Industrial Conference in Lake Geneva, WI
Sep 6-7, 2011 — Citi Tech Conference in New York, NY
Sep 14, 2011 — Deutsche Bank Securities’ 2011 Technology Conference in Las Vegas, NV

Forward-Looking Statements
Statements in this release that are not historical are forward-looking and are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Words such as “anticipates,” “expects,” “believes,” “intends,” “plans,” “projects,” “estimates,” “potential,” and similar expressions are used to identify these forward-looking statements. Forward-looking statements are based on currently available information and include, among others, the discussion under “Outlook.” These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions including those associated with the operation of our business, including the risk that customer demand will decrease either temporarily or permanently, whether due to the Company’s actions or the demand for the Company’s products, and that the Company may not be able to respond through cost reductions in a timely and effective manner; the risk that the value of our inventory may decline; price cutting, new product introductions and other actions by our competitors; fluctuations in the costs of raw materials that the Company is not able to pass through to customers because of existing contracts or market factors; the availability of credit and general market liquidity; fluctuations in currency exchange rates; natural disasters; the financial condition of our customers; labor cost increases; the challenges attendant to plant closings and restructurings, the difficulty of commencing or increasing production at existing facilities, and the reactions of customers, governmental units, employees and other groups; and the ability to realize cost savings from restructuring activities, the outcome of legal proceedings and losses resulting from unauthorized activities in Molex Japan.
Other factors, risks and uncertainties are set forth in Item 1A “Risk Factors” of the Company’s Form 10-K for the year ended June 30, 2010, and in the Form 10-Q for the quarters ended September 30, 2010, December 31, 2010 and March 31, 2011, which are incorporated by reference and in other reports that Molex files or furnishes with the Securities and Exchange Commission. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed in these forward-looking statements. As a result, this release speaks only as of its date and Molex disclaims any obligation to revise these forward-looking statements or to provide any updates regarding information contained in this release resulting from new information, future events or otherwise.
Molex Incorporated is a 72-year-old global manufacturer of electronic, electrical and fiber optic interconnection systems. Based in Lisle, Illinois, USA, the Company operates 39 manufacturing locations in 16 countries. The Molex website is www.molex.com.
# # #
Editor’s note: Molex is traded on the NASDAQ Global Select Market (MOLX and MOLXA) in the United States and on the London Stock Exchange. The Company’s voting common stock (MOLX) is included in the S&P 500 Index.

Molex Incorporated
Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	June 30,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$532,599	$376,352
Marketable securities	13,947	18,508
Accounts receivable, less allowances of $42,297 and $43,650, respectively	811,449	734,932
Inventories	535,953	469,369
Deferred income taxes	129,158	112,531
Other current assets	32,239	64,129

Total current assets	2,055,345	1,775,821
Property, plant and equipment, net	1,168,448	1,055,144
Goodwill	149,452	131,910
Non-current deferred income taxes	38,178	94,191
Other assets	186,429	179,512

Total assets	$3,597,852	$3,236,578

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and short-term borrowings	$119,764	$110,070
Accounts payable	359,812	395,474
Accrued expenses:
Salaries, commissions and bonuses	90,913	96,403
Restructuring	14,049	26,898
Accrual for unauthorized activities in Japan	182,460	165,815
Other	112,666	96,531
Income taxes payable	2,383	21,505

Total current liabilities	882,047	912,696
Other non-current liabilities	23,879	19,869
Accrued pension and postretirement benefits	100,866	135,448
Long-term debt	222,794	183,434

Total liabilities	1,229,586	1,251,447

Commitments and contingencies

Total stockholders’ equity	2,368,266	1,985,131

Total liabilities and stockholders’ equity	$3,597,852	$3,236,578

Molex Incorporated
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(quarterly information unaudited)

	Three Months Ended		Years Ended
	June 30,		June 30,
	2011	2010	2011	2010
Net revenue	$913,666	$847,304	$3,587,334	$3,007,207
Cost of sales	632,264	594,366	2,499,197	2,114,584

Gross profit	281,402	252,938	1,088,137	892,623

Selling, general and administrative	167,914	158,676	643,462	610,784
Restructuring costs and asset impairments	—	26,543	—	117,139
Unauthorized activities in Japan	3,366	4,769	14,476	26,898

Total operating expenses	171,280	189,988	657,938	754,821

Income from operations	110,122	62,950	430,199	137,802

Interest (expense) income, net	(859)	(832)	(5,708)	(5,416)
Other (expense) income	(318)	(959)	5,448	(897)

Total other (expense) income	(1,177)	(1,791)	(260)	(6,313)

Income before income taxes	108,945	61,159	429,939	131,489

Income taxes	31,669	21,380	131,131	54,559

Net income	$77,276	$39,779	$298,808	$76,930

Earnings per share:
Basic	$0.44	$0.23	$1.71	$0.44
Diluted	$0.44	$0.23	$1.70	$0.44

Dividends declared per share	$0.2000	$0.1525	$0.7025	$0.6100

Average common shares outstanding:
Basic	175,253	174,123	174,812	173,803
Diluted	176,795	175,098	175,943	174,660

Molex Incorporated
Condensed Consolidated Statements of Cash Flows
(in thousands)

	Years Ended
	June 30,
	2011	2010
Operating activities:
Net income	$298,808	$76,930
Add (deduct) non-cash items included in net income:
Depreciation and amortization	242,171	238,666
Asset write-downs included in restructuring costs	—	37,296
Loss (gain) on investments	—	558
Deferred income taxes	37,514	(16,965)
Loss on sale of property, plant and equipment	4,843	4,092
Share-based compensation	22,461	27,034
Other non-cash items	(22,554)	20,577
Changes in assets and liabilities:
Accounts receivable	(16,401)	(208,051)
Inventories	(25,916)	(117,701)
Accounts payable	(63,984)	115,869
Other current assets and liabilities	(9,298)	14,559
Other assets and liabilities	(1,493)	57,715

Cash provided from operating activities	466,151	250,579

Investing activities:
Capital expenditures	(262,246)	(229,477)
Proceeds from sales of property, plant and equipment	1,804	3,014
Proceeds from sales or maturities of marketable securities	11,936	44,373
Purchases of marketable securities	(8,328)	(18,890)
Acquisitions	(18,847)	(10,097)
Other investing activities	4,972	(5,794)

Cash used for investing activities	(270,709)	(216,871)

Financing activities:
Proceeds from revolving credit facility	105,000	154,000
Payments on revolving credit facility	(20,000)	(79,000)
Proceeds from short-term loans	57,620	—
Payments on short-term loans	(60,270)	—
Proceeds from issuance of long-term debt	—	32,647
Payments on long-term debt	(48,356)	(87,787)
Cash dividends paid	(114,410)	(105,984)
Exercise of stock options	7,269	4,008
Other financing activities	(4,044)	(1,120)

Cash used for financing activities	(77,191)	(83,236)

Effect of exchange rate changes on cash	37,996	1,173

Net increase (decrease) in cash and cash equivalents	156,247	(48,355)
Cash and cash equivalents, beginning of year	376,352	424,707

Cash and cash equivalents, end of year	$532,599	$376,352